UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 16, 2009

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-08246	71-0205415
(Commission File Number)	(IRS Employer Identification No.)

2350 N. Sam Houston Pkwy. E., Suite 125, Houston, Texas	77032
(Address of principal executive offices)	(Zip Code)

(281) 618-4700

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - Registrant's Business and Operations

Item 1.01 Entry Into A Material Definitive Agreement.

On February 16, 2009, SEECO, Inc. (“SEECO”), a wholly-owned subsidiary of Southwestern Energy Company (“Southwestern”), amended and restated its Project Services Agreement (the “Amended and Restated Project Services Agreement”) with Schlumberger Technology Corporation (“SLB”) pursuant to which SEECO has agreed to utilize SLB for a specified percentage of its oilfield service requirements relating to Southwestern’s Fayetteville Shale Play in Arkansas (the “Project”). The effective date of the Amended and Restated Project Services Agreement is January 1, 2009 and the agreement will expire two years from such date.

Subject to certain exceptions, during the term of the Amended and Restated Project Services Agreement, SEECO has agreed to utilize SLB for not less than fifty percent (50%) and, in SEECO' s sole discretion, up to sixty percent (60%) (as modified from time to time as contemplated in the Project Services Agreement, the “Utilization Percentages”) of SEECO’s total Project expenditures for each of the following: Cased Hole Logging services, Open Hole Logging services, Cementing services, Stimulation services, Coiled Tubing services, Data and Consulting services and Tubing Conveyed Perforating services.

In return for the foregoing contractual commitments from SEECO, SLB has agreed, among other things, to provide the Committed SLB Resources to SEECO as required to perform the services under the Amended and Restated Project Services Agreement on a priority basis and that all Oilfield Services provided to SEECO under the Amended and Restated Project Services Agreement shall receive competitive pricing based on the rates charged for such services to Midcontinent Basin customers. The priority of services to SEECO shall be determined based on the level of SEECO’s commitment and expenditures as compared with the level of commitments and expenditures of other customers in the Midcontinent Basin, and SEECO shall receive priority treatment over all customers whose year-to-date commitment and expenditures are lower than those of SEECO. “Committed SLB Resources” means the personnel and/or equipment, including technical support, to be committed by SLB to the Project, which at a minimum shall be those resources which are reasonable and necessary to meet SEECO’s requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWESTERN ENERGY COMPANY

Dated: February 20, 2009	By:	/s/ GREG D. KERLEY
	Name:	Greg D. Kerley
	Title:	Executive Vice President and
Chief Financial Officer